Exhibit 99.1

Schnitzer Reports Strong Second Quarter Fiscal 2011 Financial Results and Continues Investment in Growth

Second Quarter Revenues Up 28%, Operating Income Up 61% and Diluted EPS Up 77% to $1.10

PORTLAND, Ore.--(BUSINESS WIRE)--April 4, 2011--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $1.10 for its fiscal 2011 second quarter ended February 28, 2010. This compares with diluted earnings per share of $0.62 during the second quarter of fiscal 2010.

Schnitzer reported second quarter fiscal 2011 revenues of $722 million, an increase of 28% from the second quarter of fiscal year 2010.

Summary Results from Continuing Operations
($ in millions, except per share amounts)

	Second	Second		First
	Quarter	Quarter		Quarter
	2011	2010*	% Change	2011	% Change
Revenues	$722	$564	28%	$675	7%
Operating Income	$46	$29	61%	$28	62%
Income from continuing operations attributable to SSI**
	$31	$18	76%	$18	73%
Net income per share attributable to SSI	$1.10	$0.62	77%	$0.64	72%

* Excludes results from discontinued operations
** Excludes the income attributable to noncontrolling interests

“Building on the momentum generated during the first quarter, we delivered our strongest second quarter performance since fiscal 2008. Year-over-year, our revenues grew by 28%, our operating income grew by 61% and our earnings per share grew by 77%,” said Tamara Lundgren, President and Chief Executive Officer. “Each of our segments delivered higher revenues and improved operating income margins and we continued to execute on our growth strategy through acquisitions and capital expenditures focused on improving our operating efficiencies and production yields.”

“Our strong balance sheet and access to capital enabled us to complete the acquisition of six metals recycling businesses and four auto parts stores while funding continued investments in new technologies and operational efficiencies,” said Lundgren.

Key business drivers during the second quarter of fiscal 2011 included the following:

  Metals Recycling Business (MRB) grew operating income by 45% as compared to last year’s second quarter, reflecting strong global demand and higher sales prices for both ferrous and nonferrous metals. In addition, aggregate ferrous volumes over the last four quarters continue to approximate the record volumes achieved in fiscal 2008 and nonferrous volumes are trending at a record run rate.
  Auto Parts Business (APB) achieved record second quarter operating income, generating 24% growth as compared to last year’s record second quarter results. In addition, we actively pursued our growth strategy with the acquisition of four stores, including one in Texas and three in Washington. Car purchase volumes also increased significantly from the prior year, reflecting the benefits from both organic and acquisition growth.
  Steel Manufacturing Business (SMB) delivered year-over-year financial improvement with near break-even operating income despite weak demand and highly competitive market conditions.

Metals Recycling Business

In the second quarter, our Metals Recycling Business shipped ferrous volumes of 1.1 million tons and nonferrous volumes of 121 million pounds and generated operating income of $42 million, a $16 million improvement over first quarter fiscal 2011 results.

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Second	Second		First
	Quarter	Quarter		Quarter
	2011	2010	% Change	2011	% Change
Total Revenues	$637	$489	30%	$592	8%
Ferrous Revenues	$502	$400	26%	$481	4%
Ferrous Volumes	1,100	1,174	(6%)	1,231	(11%)
Avg. Net Ferrous Sales Prices ($/LT)(1)	$419	$297	41%	$353	19%
Nonferrous Volumes	121	105	16%	111	9%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$1.04	$0.80	30%	$0.94	10%
Operating Income	$42	$29	45%	$26	63%

(1) Sales prices are shown net of freight

“During the second quarter, we achieved operating income per ferrous ton of $38, nearly double the prior quarter, largely driven by improved market conditions, steady intake of scrap and increasing contributions from our nonferrous operations,” said Lundgren. “Demand in the export market continued its upward trend from the first quarter and the domestic ferrous markets rebounded, reflecting improving utilization at domestic mills.”

Sales Volumes: As anticipated, ferrous sales volumes of 1.1 million tons declined 6% as compared to the prior year, primarily due to the timing of shipments. Nonferrous sales volumes increased 16% as compared to the prior year, benefiting from increased production from enhanced processing technologies and early contributions from our recent acquisitions.

Export customers accounted for 78% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 19 countries in the second quarter. The top export destinations were China, Egypt and South Korea.

Pricing: Higher demand in both the export and domestic markets contributed to higher average ferrous net sales prices during the second quarter as compared to the prior year and first quarter. Nonferrous prices also improved during the quarter due to strengthening demand for copper and aluminum in particular. Average ferrous and nonferrous prices during the quarter were 41% and 30% higher, respectively, than comparable prices in the second quarter of fiscal 2010.

Revenues increased 30% year-over-year and 8% sequentially, driven by higher average selling prices for both ferrous and nonferrous metals.

Margins: Operating income per ferrous ton was $38 in the second quarter of fiscal 2011, an increase from $21 in the first quarter of fiscal 2011. Operating income per ferrous ton during the second quarter benefited from higher selling prices and lagging average inventory costs for raw materials in the first half of the quarter, steady intake of scrap and increasing contributions from our nonferrous operations. In addition, transaction expenses associated with our recent acquisitions were more than offset by favorable customer contract settlements.

Metals Recycling Business: Outlook

The following summary of management’s outlook for the Metals Recycling Business in the third quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous sales volumes are expected to increase by approximately 10% to 20% from second quarter levels due to normal seasonal improvements in supply flows. Nonferrous volumes are also expected to increase 10% to 15% from second quarter levels due to increased production and enhanced contributions from processing technologies. Both ferrous and nonferrous sales volumes will be positively impacted by the contributions from the recently completely acquisitions. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing: Ferrous net selling prices, on average, are expected to approximate second quarter averages. Nonferrous prices are also expected to remain in line with second quarter levels.

Margins: Operating income per ferrous ton is expected to be slightly lower than the second quarter of fiscal 2011.

Auto Parts Business

Our Auto Parts Business delivered strong operating results, achieving operating income growth of 24% as compared to last year’s record second quarter.

Summary of Auto Parts Business Results
($ in millions, except locations)

	Second	Second		First
	Quarter	Quarter		Quarter
	2011*	2010*	% Change	2011*	% Change
Revenues	$73	$55	32%	$67	9%
Operating Income	$16	$13	24%	$14	14%
Locations (end of quarter)	50	45	11%	45	11%

* Excludes results from discontinued operations

“Our Auto Parts Business continued to generate higher revenues and operating income and to deliver strong margins while growing car purchase volumes 16%,” said Lundgren. “In addition to improved operating efficiencies, we continued to build scale with expanded operations in Washington, California and Texas. In particular, our Washington acquisition provides a new franchise opportunity in the Pacific Northwest as well as synergies with our Metals Recycling Business.”

Revenues: Revenues increased 32% from the prior year quarter and 9% sequentially. Both comparisons reflect the impact of higher commodity prices on revenues from scrap and core sales and the partial benefit from the acquisitions completed during the quarter.

Margins: Operating margins of 22% approximated the strong results achieved in both the first quarter of fiscal 2011 and the second quarter of fiscal 2010.

Auto Parts Business: Outlook

The following summary of management’s outlook for the Auto Parts Business in the third quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Revenues: Revenues are expected to increase 10% to 15% from the second quarter of 2011 due to normal seasonal improvements in admissions and parts sales and the full quarter impact of new stores.

Margins: Third quarter operating margins are expected to approximate the second quarter of 2011.

Steel Manufacturing Business

In the second quarter, our Steel Manufacturing Business continued to be negatively impacted by weak demand for finished steel products in its West Coast markets.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of tons)

	Second	Second		First
	Quarter	Quarter		Quarter
	2011	2010	% Change	2011	% Change
Revenues	$70	$56	26%	$64	10%
Avg. Net Sales Prices ($/T)	$687	$556	24%	$634	8%
Finished Goods Sales Volumes	99	96	3%	98	1%
Operating Income (Loss)	$(1)	$(2)	NM	$(2)	NM

NM - not meaningful

“Our Steel Manufacturing Business generated improved year-over-year performance despite ongoing weak demand in the West Coast construction markets,” said Lundgren. “We expect to benefit from the normal seasonal improvement in construction during the summer months and to continue to maximize value from our product diversification and operational efficiencies.”

Sales Volumes: Finished steel sales volumes of 99 thousand tons improved 3% from the prior year quarter and 1% sequentially.

Pricing: Average net sales prices for finished steel products increased by 24%, as compared to the prior year quarter, and 8%, as compared to the first quarter of fiscal 2011.

Margins: Higher sales prices resulted in improved operating margins on both a year-over-year and sequential basis.

Steel Manufacturing Business: Outlook

The following summary of management’s outlook for the Steel Manufacturing Business in the third quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Sales volumes are expected to be slightly higher than the second quarter of fiscal 2011 due to normal seasonal increases in construction activity.

Pricing: Average net sales prices are expected to increase from the second quarter fiscal 2011 as domestic demand continues to improve.

Margins: Third quarter operating margins are expected to improve slightly due to higher throughput and higher average pricing as compared to the second quarter.

Corporate Items

Other income included $3 million from unrealized transaction gains relating to foreign currency forward contracts associated with a Canadian acquisition which closed after the end of the second quarter.

The Company’s effective tax rate for the quarter was 33%, which is consistent with the expected tax rate for the remainder of the fiscal year.

Total debt increased from the first quarter by $141 million to $321 million, primarily reflecting the cost of acquisitions during the second quarter.

The Company closed an amended $650 million credit facility which increases our line of credit from $450 million, extends the maturity until 2016 and includes a $30 million Canadian facility to support our expansion in Western Canada. The successful completion of this financing provides additional flexibility to continue our strategy of investing capital to improve operating performance and to grow our geographic platform in order to benefit from the positive trends for recycled metals worldwide.

Analysts' Conference Call: Second Quarter of Fiscal 2011

A conference call and slide presentation to discuss results will be held today, April 4, 2011, at 5:00 p.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	February 28,
	2011(1)	2010 (1)	2010 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$502,289	$480,868	$399,995
Nonferrous sales	130,441	108,273	87,748
Other sales	4,298	2,567	1,607
TOTAL MRB SALES	637,028	591,708	489,350

Auto Parts Business	72,533	66,681	54,803
Steel Manufacturing Business	70,068	63,634	55,544
Intercompany sales eliminations	(57,787)	(46,919)	(35,369)
TOTAL	$721,842	$675,104	$564,328

INCOME FROM CONTINUING OPERATIONS:

Metals Recycling Business	$41,691	$25,533	$28,671
Auto Parts Business	15,957	14,039	12,871
Steel Manufacturing Business	(711)	(2,035)	(2,124)
Corporate expense	(11,100)	(10,563)	(10,431)
Intercompany eliminations	100	1,466	(450)

OPERATING INCOME	45,937	28,440	28,537

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	February 28,
	2011	2010	2010

Revenues	$721,842	$675,104	$564,328

Cost of goods sold	632,856	602,546	496,582
Selling, general and administrative	44,033	45,075	39,661
Environmental matters	0	(200)	(532)
(Income) loss from joint ventures	(984)	(757)	80

Operating income	45,937	28,440	28,537

Other income (expense):
Interest expense	(1,157)	(598)	(695)
Other income	3,088	216	471
Other income (expense)	1,931	(382)	(224)

Income from continuing operations before income taxes	47,868	28,058	28,313

Income tax expense	(15,745)	(9,164)	(9,736)

Income from continuing operations	32,123	18,894	18,577

Income (loss) from discontinued operations, net of tax	11	23	(72)

Net income	32,134	18,917	18,505

Net income attributable to noncontrolling interests	(1,309)	(1,123)	(1,046)

Net income attributable to SSI	$30,825	$17,794	$17,459

Basic:
Income per share from continuing operations attributable to SSI (1) (2)	1.12	0.65	0.63
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.00	(0.00)
Net income per share attributable to SSI	$1.12	$0.65	$0.63

Diluted:
Income per share from continuing operations attributable to SSI (1) (2)	1.10	0.64	0.62
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.00	(0.00)
Net income per share attributable to SSI	$1.10	$0.64	$0.62

Weighted average number of common shares:
Basic	27,627	27,563	27,873
Diluted	27,944	27,871	28,117

Dividends declared per common share	$0.017	$0.017	$0.017

(1) Excludes income attributable to noncontrolling interests
(2) Net income used in EPS calculation:
Income from continuing operations	$32,123	$18,894	18,577
Net income attributable to noncontrolling interests	(1,309)	(1,123)	(1,046)
Income from continuing operations attributable to SSI	30,814	17,771	17,531
Income (loss) from discontinued operations, net of tax	11	23	(72)
Net income attributable to SSI	$30,825	$17,794	$17,459

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

			Fiscal Year					Fiscal Year
	Q1 FY11	Q2 FY11	2011	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10	2010
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$327	$402	$364	$271	$294	$368	$339	$322
Exports	359	424	389	280	298	382	343	330
Average	353	419	384	277	297	378	342	328

Ferrous Processing Sales Volume (LT)(2)
SMB	90,537	95,774	186,311	122,171	80,728	139,404	115,869	458,172
Domestic	161,301	144,250	305,551	134,595	160,424	197,226	158,487	650,732
Export	979,063	860,005	1,839,068	499,899	933,123	838,766	849,863	3,121,651
Total Processed	1,230,901	1,100,029	2,330,930	756,665	1,174,275	1,175,396	1,124,219	4,230,555

Nonferrous Average Price ($/LB)(1)	$0.94	$1.04	$0.99	$0.73	$0.80	$0.94	$0.84	$0.83

Nonferrous Sales Volume (LB, in 000s)	111,495	121,498	232,993	110,247	104,892	124,283	139,063	478,485

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$634	$687	$660	$520	$556	$635	$618	$587

Sales Volume (NT)(3)
Rebar	63,668	51,569	115,237	55,875	42,588	52,792	66,047	217,302
Coiled Products	26,917	40,947	67,864	38,051	47,660	70,738	44,233	200,682
Merchant Bar and Other	7,071	6,322	13,393	6,249	6,147	7,840	5,296	25,532
Total	97,656	98,838	196,494	100,175	96,395	131,370	115,576	443,516

Auto Parts Business
Number of self-service locations at end of quarter	45	50	50	43	45	45	45	45

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business (SMB) for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	February 28, 2011	August 31, 2010	February 28, 2010
Assets
Current assets:
Cash and cash equivalents	$48,245	$30,342	$33,573
Accounts receivable, net	161,015	126,156	160,483
Inventories, net	356,559	268,103	203,564
Other current assets	38,975	36,193	22,143
Total current assets	604,794	460,794	419,763

Property, plant and equipment, net	488,328	460,810	429,545

Goodwill and other assets	566,668	421,814	419,620

Total assets	$1,659,790	$1,343,418	$1,268,928

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$700	$1,189	$1,161
Other current liabilities	190,595	158,924	134,878
Total current liabilities	191,295	160,113	136,039

Long-term debt and capital lease obligations	320,112	99,240	100,143

Other long-term liabilities	111,235	104,433	96,535

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	1,031,629	975,326	931,939
Noncontrolling interests	5,519	4,306	4,272
Total equity	1,037,148	979,632	936,211

Total liabilities and shareholders’ equity	$1,659,790	$1,343,418	$1,268,928

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 57 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 105th year of operations in fiscal 2011.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected product demand, pricing, sales volumes, revenues, operating margins, operating income and benefits of acquisitions. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; the Company's ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate change, including as a result of treaties, legislation or regulations; natural disasters and civil disturbances; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or "Risk Factors" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com